UNITED STATES SECURITIES AND EXCHANGE COMMISSION
          WASHINGTON, D.C.  20549
          FORM 4
          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

          1.  Name and Address of Reporting Person *

              James D. Bennett
              c/o Bennett Management Corporation
              2 Stamford Plaza
              Suite 1501
              281 Tresser Blvd.
              Stamford, Connecticut 06901


          2.  Issuer Name and Ticker or Trading Symbol

              Riviera Holdings Corp.
              RIV


          3.  IRS Number of Reporting Person (Voluntary)


          4.  Statement for Month/Year

              8/00


          5.  If Amendment, Date of Original (Month/Year)


          6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

              ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


          7.  Individual or Joint/Group Filing (check Applicable Line)

                X    Form filed by One Reporting Person
                     Form filed by More than One Reporting Person


                                                   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                         DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
(Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                 |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                 |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                 |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                 |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                 |               |          |    |          |(A) or|     |                    |               |              |
                 |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common Stock             8/29/00         S               165,000    D   $7.50           371,070 *     I               General
                                                                                                                      Partner or
                                                                                                                      Principal of
                                                                                                                      Investment
                                                                                                                      Manager

---------------------------------------------------------------------------------------------------------------------------------



                                                     TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                                         DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

                   |             |            |      |     |        |        |         |         |        |            |
                   l             l            l      l     l        l        l         l         l        l            l

          |  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
          |     Derivative        |    derivative     |     Form of       |     Indirect    |
          |     Security          |    Securities     |     Derivative    |     Beneficial  |
          |     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
          |                       |    cially         |     Direct (D)    |     (Instr. 4)  |
          |                       |    Owned at       |     or Indirect   |                 |
          |                       |    End of         |     (I) (Instr.   |                 |
          |                       |    Month          |     4)            |                 |
          |                       |    (Instr. 4)     |                   |                 |

          Explanation of Responses:

          * The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

          Signature of Reporting Person:

          James D. Bennett

          By: /s/ James D. Bennett
              ___________________________
                James D. Bennett


          Date:  September 7, 2000

          ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See U.S.C. 1001 and 15 U.S.C. 78ff(a).

          Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.



























          75252000.BE9